Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS
Webroot Inc. and Subsidiaries
As of December 31, 2018 and June 30, 2018 and for the
Three and six months ended December 31, 2018 and 2017

Webroot Inc. and Subsidiaries
Consolidated Financial Statements
As of December 31, 2018 and June 30, 2018, and for the
Three and six months ended December 31, 2018 and 2017

Webroot Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands, Expect Share and Per Share Amounts)

	(Unaudited)	(Audited)
	December 31, 2018	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$119,434	$101,538
Trade accounts receivable, net of allowance of $617 and $503	34,502	34,227
Deferred commissions	3,035	3,106
Other current assets	8,680	10,240
Total current assets	165,651	149,111
Restricted cash, long-term	2,686	2,686
Equipment and leasehold improvements, net	6,880	7,116
Intangible assets, net	3,038	3,571
Goodwill	37,013	38,094
Deferred tax assets, long-term	23,092	15,793
Other long-term assets	5,086	5,280
Total assets	$243,446	$221,651
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,680	$6,860
Accrued compensation and benefits	11,187	11,397
Deferred revenue	101,695	101,096
Other current liabilities	3,138	4,492
Total current liabilities	124,700	123,845
Deferred revenue, noncurrent	24,879	26,749
Other long-term liabilities	10,924	9,529
Total liabilities	160,503	160,123
Commitments and contingencies
Stockholders’ equity:
Preferred stock - par value $0.001; authorized 8,000,000 shares; no shares issued and outstanding	—	—
Series A convertible preferred stock - par value $0.001; authorized 42,000,000 shares; issued and outstanding 41,915,588 shares (liquidation value of $108,750)	107,829	107,829
Common stock - par value $0.001; authorized 100,000,000 shares; issued 26.500.424 and 25,716,348 shares, respectively; outstanding 15,209,251 and 15,728,502 shares, respectively	27	26
Treasury common stock - 11,291,173 and 9,987,846 shares, respectively	(38,778)	(32,595)
Additional paid-in capital	108,603	105,085
Accumulated other comprehensive income	1,395	2,546
Accumulated deficit	(96,133)	(121,363)
Total stockholders’ equity	82,943	61,528
Total liabilities and stockholders’ equity	$243,446	$221,651

See accompanying notes to Consolidated Financial Statements

Webroot Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(In Thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Revenue	$58,020	$53,254	$115,419	$104,668
Cost of revenue	7,479	7,627	14,950	15,196
Gross profit	50,541	45,627	100,469	89,472

Operating expenses:
Research and development	13,026	12,412	26,595	25,277
Selling and marketing	15,996	15,823	31,711	30,549
General and administrative	9,398	8,231	19,517	16,622
Total operating expenses	38,420	36,466	77,823	72,448

Income from operations	12,121	9,161	22,646	17,024

Interest income (expense), net	494	154	905	269
Foreign exchange gain (loss), net	38	(176)	(78)	(284)
Other income (expense), net	25	(257)	56	(204)
Income before income taxes	12,678	8,882	23,529	16,805
Benefit (provision) for income taxes	3,504	(6,601)	1,701	(8,591)
Net income	16,182	2,281	25,230	8,214

Other comprehensive (loss) income
Foreign currency translation adjustment	(644)	$153	$(1,151)	$787
Comprehensive income	$15,538	$2,434	$24,079	$9,001

See accompanying notes to Consolidated Financial Statements.

Webroot Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Six Months Ended December 31,
	2018	2017
Operating activities:
Net income	$25,230	$8,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,618	2,964
Stock-based compensation	3,382	3,409
Deferred income taxes	(7,290)	4,891
Other	111	99
Net change in operating assets and liabilities:
Trade accounts receivable	527	(598)
Deferred commissions	78	(348)
Other assets	686	(764)
Accounts payable	1,560	2,012
Accrued compensation and benefits	(178)	945
Deferred revenue	(2,059)	5,279
Other liabilities	198	716
Income taxes payable/receivable	873	(2,525)
Net cash provided by operating activities	25,736	24,294
Investing activities:
Capital expenditures	(1,687)	(3,165)
Acquisition of QuickPhish, Inc.	—	(600)
Cash released from escrow	—	(440)
Net cash used in investing activities	(1,687)	(4,205)
Financing activities:
Proceeds from exercise of stock options	136	386
Excess tax benefits from stock-based compensation	—	124
Repurchase of common stock into treasury	(6,183)	—
Payments on capital lease	—	(168)
Net cash (used in) provided by financing activities	(6,047)	342
Effect of currency exchange rate fluctuations on cash and cash equivalents	(106)	197
Increase in cash and cash equivalents	17,896	20,628
Cash and cash equivalents, beginning of period	101,538	77,445
Cash and cash equivalents, end of period	$119,434	$98,073
Supplemental cash flow and noncash disclosures:
Cash paid during year for income taxes, net of cash refunded	$3,626	$13,602
Cash interest paid during year	$21	$16

See accompanying notes to Consolidated Financial Statements.

Webroot Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
(In Thousands, Except Share and Per Share Amounts)
1. Basis of Presentation and Summary of Significant Accounting Policies
Description of Business
Webroot Inc. and its wholly owned subsidiaries (collectively, “we,” “us,” “our,” or the “Company”), with principle executive offices located in Broomfield, Colorado, was founded in 1997 and is incorporated in the state of Delaware. Webroot delivers next-generation online and cloud-based security and threat intelligence solutions for a wide range of users worldwide, including consumers and businesses. Our products help users protect personal information and corporate networks from online and external threats, including viruses, spyware, and phishing scams.
Basis of Presentation and Principles of Consolidation
The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America (“U.S.”). In the opinion of management, the accompanying unaudited Consolidated Financial Statements reflect all normal recurring adjustments necessary to state fairly the financial position, results of operations and comprehensive income, and cash flows for the interim periods presented. Intercompany transactions and accounts have been eliminated. These Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements for the fiscal year ended June 30, 2018. The interim period results are not necessarily indicative of the results of operations to be anticipated for the full fiscal year 2019.
Use of Estimates
The preparation of Consolidated Financial Statements requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and the accompanying notes. Estimates are based upon historical factors, current circumstances and the experience and judgment of management. Management evaluates its assumptions and estimates on an ongoing basis and may engage outside subject-matter experts to assist in its valuations. Actual results could differ materially from these estimates. Significant items subject to such estimates and assumptions include those related to revenue, accounts receivable, the valuation of goodwill, intangible assets, and long-lived assets; the valuation of share-based compensation, contingent consideration, contingent liabilities, and litigation; and the recognition and measurement of current and deferred income taxes (including the measurement of uncertain tax positions).
There have been no material changes in the Company's significant accounting policies as compared to the significant accounting policies described in the audited Consolidated Financial Statements for the year ended June 30, 2018.
Foreign Currency Translation
The functional currency of our foreign subsidiaries is the local foreign currency. Revenues, expenses, and cash flows from operations outside of the U.S. are translated into U.S. dollars using monthly average exchange rates. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet dates. The translation adjustments resulting from this process are included in “Stockholders’ equity” as a component of “Accumulated other comprehensive income” in the accompanying Consolidated Balance Sheets. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Monetary assets and liabilities denominated in non-functional currencies are remeasured into the functional currencies at current exchange rates, and the gains or losses from such remeasurement are recorded in “Foreign exchange gain (loss), net” in the accompanying Consolidated Statements of Operations and Comprehensive Income as unrealized, based on period-end exchange rates, or realized, upon settlement of the transactions. The remeasurement effect of foreign currency fluctuations on intercompany balances is recorded in “Foreign exchange gain (loss), net” in the accompanying Consolidated Statements of Operations and Comprehensive Income.
Cash, Cash Equivalents and Restricted Cash
We consider all highly liquid investments with an original maturity of three months or less to when purchased to be cash equivalents. The following table summarizes our cash and cash equivalents by category:

	December 31, 2018	June 30, 2018
Cash and cash equivalents:
Cash	$14,358	$15,393
Money market funds	105,076	86,145
	$119,434	$101,538

Restricted cash	$2,686	$2,686
We are required to maintain cash deposits as collateral for letters of credit related to lease obligations for our corporate headquarters and our office in Australia. Additionally, we are required to maintain a cash deposit for certain merchant processing and payroll reserves related to one of our foreign subsidiaries. We classify these cash reserves as “Restricted cash” in the accompanying Consolidated Balance Sheets. Changes in restricted cash are reported in our Consolidated Statements of Cash Flows as operating, investing or financing activities based on the nature of the underlying activity.
For the period ended December 31, 2018, the expected releases of restricted cash are as follows:

Years ending June 30,
2019	$—
2020	155
2021	500
2022	500
2023	500
Thereafter	1,031
Total	$2,686
Fair Value of Financial Instruments
We define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, we consider the principal or most advantageous market in which to transact, and the market-based risk. We apply fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.
For assets and liabilities measured at fair value, such amounts are based on an expected exit price representing the amount that would be received on an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. Authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs used in valuation techniques are assigned a hierarchical level.
The following are the hierarchy levels of inputs to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Observable inputs that reflect quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets, inputs other than quoted prices that are observable for the assets or liabilities, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 - Unobservable inputs reflecting our own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.
The carrying amounts reported in the Consolidated Financial Statements approximate the fair value for cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities due to their short-term nature. These items are considered to be Level 1 inputs. There are no Level 2 inputs as of December 31, 2018 or June 30, 2018.

As described in footnote 2, on July 5, 2017, we acquired substantially all of the assets of QuickPhish, Inc. (“Securecast”). We have a contingent consideration liability resulting from this business acquisition. The purchase price included potential contingent consideration of up to $3,200 through the measurement period, which ends July 5, 2019. The first two payments of $100 each were paid during the second and third quarters of fiscal 2018, based on specified product development milestones. The payment of the remaining $3,000 is based on an earn-out related to the attainment of specific annual recurring product revenue to be achieved over the measurement period. The fair value of the contingent consideration was calculated using a Monte-Carlo simulation. This simulation used a probability distribution for each significant input to produce thousands of possible outcomes and the results are analyzed to determine the probability of different outcomes occurring, which is a Level 3 measurement. We measure the fair value of the contingent consideration liability at each reporting date and changes are recorded as components of "General and Administrative" expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income in the period of adjustment. At December 31, 2018, the fair value of the contingent consideration was $115, recorded in other current liabilities, after a fair value adjustment of $20 was recorded in the six months ended December 31, 2018. The fair value adjustment is a result of updating the simulation for actual and revised annual recurring product revenue, which is slightly higher than the simulation performed as of June 30, 2018.

Contingent consideration liability balance, June 30, 2018	$95
Fair value adjustments	20
Balance, December 31, 2018	$115
There have been no transfers between fair value measurement levels during the three and six months ended December 31, 2018 and 2017.
Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts, and do not bear interest. The allowance for doubtful accounts is based on our assessment of the collectability of receivable balances. Management regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice, collection history, current economic trends and identification of specific customers with known disputes or collectability issues. Accounts receivable deemed uncollectible are charged to the allowance for doubtful accounts when identified and are recorded as “General and administrative” expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income. We exercise judgment when determining the adequacy of these reserves as we evaluate historical bad debt trends, general economic conditions in the U.S. and internationally, and changes in customer financial conditions. When writing off uncollectible accounts receivable for which related deferred revenue remains, we offset the remaining deferred revenue against the accounts receivable balance.
Equipment and Leasehold Improvements
Equipment and leasehold improvements are recorded at cost. Equipment and leasehold improvements acquired in a business combination are recorded at estimated fair value. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets.
Business Combinations
We include the results of operations of the businesses that we acquire as of the respective dates of acquisition. We allocate the purchase consideration of an acquisition to the underlying assets acquired and liabilities assumed, including contingent consideration, based on their estimated fair values. To the extent the purchase consideration exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill.
Intangible Assets
In connection with our acquisitions, we generally recognize intangible assets for customer relationships, developed technology, trademarks, and trade names. Finite-lived intangible assets are carried at cost less accumulated amortization. Such amortization is recorded on a straight-line basis over the estimated useful lives of the respective assets, generally from one to seven years. Amortization of developed technology is recognized in “Cost of revenue” and “Research and development” in the accompanying Consolidated Statements of Operations and Comprehensive Income.
Goodwill
Goodwill represents the excess of the purchase price of an acquisition over the net fair value of assets acquired and liabilities assumed. Goodwill is not amortized and is tested for impairment annually during the fourth quarter of our fiscal year, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable.

In evaluating goodwill for impairment, the Company makes the determination of the fair value of individual assets and liabilities of a reporting unit. Goodwill impairment is to be measured as the amount by which a reporting unit’s carrying value exceeds its fair value with the loss recognized not to exceed the total amount of goodwill allocated to the reporting unit. There was no impairment for the three and six months ended December 31, 2018 or 2017.
Self-Insurance
We are self-insured for certain losses related to employee health and dental benefits. We record a liability based on an estimate of claims incurred but not recorded. We maintain individual and aggregate stop-loss coverage with a third-party insurer to limit the total exposure for these programs. The self-insurance liability contains uncertainties because the calculation requires management to make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported. Actual results may not be consistent with our assumptions and estimates. Historically, our estimates for self-insurance reserves have been adequate to cover employee health and dental benefits claims exposures. We continually monitor these losses and make adjustments to the provision when the estimate of actual losses differs from the established reserve.
Warranties and Indemnification
We offer limited warranties for our products, primarily a 70-day warranty for our consumer personal computer product sales. For certain of our subscriptions, we include service-level commitments to customers warranting certain levels of performance and permitting those customers to receive credits in the event we fail to meet those levels. Our license arrangements generally include certain provisions for indemnifying customers against liabilities if our products or services infringe on a third party’s intellectual property rights. We accrue for probable warranty claims as a component of “Cost of revenue” in the accompanying Consolidated Statements of Operations and Comprehensive Income.
Deferred Revenue
Our contracts with customers generally range from one month to five-years in duration. We invoice customers at various times: at contract inception for the entire amount, or in annual, quarterly, or monthly installments. Deferred revenue consists of amounts for which service has commenced but has not yet been completed, and as a result, we have not recognized the revenue in our Consolidated Statements of Operations and Comprehensive Income.
Deferred Commissions
Deferred commissions include internal commissions paid to our direct sales representatives and external sales commissions paid to retailers, distributors, resellers, and marketers. Incremental sales commissions directly related to customer sales contracts in which revenue is deferred are capitalized upon execution of a noncancelable customer contract. Internal and external commissions are deferred and amortized over the terms of the related customer contracts.
Amortization of deferred internal and external commissions is included in “Selling and marketing” expense in our Consolidated Statements of Operations and Comprehensive Income.
Revenue Recognition
Revenue is recognized when all of the following fundamental criteria are met:

•	Persuasive evidence of an arrangement exists

•	Delivery has occurred or services have been rendered

•	Fees are fixed or determinable

•	Collectability is probable
We present revenue net of sales taxes and similar assessments.
We earn revenue from software licenses, under which users install software and updates are delivered to that software. Our customers receive security and other services through cloud- hosted software. Software licenses include updates and technical support for our products. Updates are considered essential to the ongoing functionality of the software and are delivered continuously over the term of the arrangement. Accordingly, the entire initial license, renewal license, and update fees are recognized ratably over the respective term similar to a subscription model. Contractual terms for licenses, updates, and maintenance typically range from one month to five years.
We license our products to consumers online and in retail stores via multi-tiered distribution channels. We license our products to businesses utilizing a direct sales team and through various partners, distributors, and resellers.
For transactions originating online, we commence revenue recognition upon delivery of the keycode provided all other revenue recognition criteria have been met. For packaged product transactions originating through the retail channel, we commence revenue recognition when the product is sold to the end user. For transactions with business customers, we commence revenue recognition upon providing the license or subscription available for use.
We offer consumers who purchase our products on-line directly from us an unconditional full 70-days money-back guarantee. Distributors and resellers are also permitted to return the consumer products, subject to certain limitations. Revenue is reduced for such rights based on the estimate of future returns originating from contractual agreements with these customers.
We offer promotional rebates and other market-development funds to certain distributors, resellers, and retailers. Our estimated reserves for channel-incentive rebates are based on distributors’ and resellers’ performance against the terms and conditions of similar incentive programs in the past.
Our reserves for end-user rebates are estimated based on the terms and conditions of the promotional program, actual sales during the promotion, the amount of actual redemptions received, and historical redemption trends by product and by type of promotional program. We estimate reserves for channel and end-user rebates as an offset to revenue. For consumer products that include content updates, rebates are offset to revenue ratably over the term of the subscription.
Rebates and market-development funds are recorded as a reduction of revenue to the extent that the payments do not provide us with an identifiable benefit for which the fair value can be reasonably estimated. If we receive an identifiable benefit for which the fair value can be reasonably estimated, the payments are recorded as “Selling and marketing” expense in the accompanying Consolidated Statements of Operations and Comprehensive Income.
We record amounts charged to customers for shipping and handling of software products as “Revenue” and the related costs as “Cost of revenue” in the accompanying Consolidated Statements of Operations and Comprehensive Income.
Advertising Costs
Advertising costs are charged to operating expense as incurred and include costs to produce and place electronic and print advertising, trade shows, and all forms of direct marketing. Advertising costs totaled $5,831 and $5,686 for the three months ended December 31, 2018 and 2017 and $11,558 and $10,440 for the six months ended December 31, 2018 and 2017, respectively.
Internal-Use Software
Eligible internal-use software and website development, including purchased software, are capitalized during the application development stage and ceases when the software is ready for its intended use. Costs incurred in the planning and evaluation stage of internally developed software and website development are expensed as incurred. Capitalized costs incurred and accumulated during the application development stage are included within “Equipment and leasehold improvements, net” on the Consolidated Balance Sheets. Amortization of internal-use software is recorded on a straight-line basis over the estimated useful lives of the assets.
External-Use Software Development Costs
Product development costs for software to be sold, licensed, or otherwise marketed are charged as incurred to “Research and development” in the accompanying Consolidated Statements of Operations and Comprehensive Income. Authoritative guidance requires capitalization of certain development costs once technological feasibility is attained. With respect to our software development process, technological feasibility is established upon completion of a working model.
To date, our software has been released shortly after reaching technological feasibility; therefore, development costs incurred after completion of a working model and prior to general release have not been significant. Accordingly, we have not capitalized any product development costs for software to be sold, licensed, or otherwise marketed.
Income Taxes
The provision for income taxes is accounted for using the liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards in each jurisdiction in which we operate. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income taxes in the period that includes the enactment date. We record a valuation allowance to reduce deferred tax assets to an amount that is more likely than not to be realized.
We compute our income taxes in each federal, state, and international jurisdiction in which we operate. This process requires that we estimate the current tax exposure as well as assess temporary differences between the accounting and tax treatment of assets and liabilities, including items such as accruals and allowances not currently deductible for tax purposes. The income tax effects of the differences are classified as long-term deferred tax assets and liabilities in our Consolidated Balance Sheets.
Our judgments, assumptions, and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws, and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Changes in tax laws or our interpretation of tax laws and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in our Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Income.
We must also assess the likelihood that deferred tax assets will be realized from future taxable income and, based on this assessment, establish a valuation allowance, if required. Our determination of a valuation allowance is based upon a number of assumptions, judgments, and estimates, including forecasted earnings, future taxable income, and the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which we operate. To the extent we establish or change a valuation allowance in a period, we reflect the change with a corresponding increase or decrease to our tax provision in our Consolidated Statements of Operations and Comprehensive Income.
We apply the authoritative guidance on income taxes that prescribes a recognition threshold that a tax position is required to meet before being recognized in the Consolidated Financial Statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
This guidance prescribes a two-step process to determine the amount of tax benefit to be recognized. The first step is to evaluate the tax position for recognition by determining whether the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon settlement. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a periodic basis. This evaluation is based on factors including, but not limited to, changes in facts and circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period. We recognize interest and penalties related to unrecognized tax benefits as a component of “Benefit (provision) for income taxes” within the Consolidated Statements of Operations and Comprehensive Income.
Share-Based Compensation
We account for share-based compensation as an expense in the Consolidated Financial Statements based on fair value. The fair value of each award is estimated on the grant date using the Black-Scholes option-pricing model. This model requires that at the grant date we determine the fair value of the underlying common stock, the expected life, the expected volatility of the price of our common stock, risk-free interest rates, and expected dividend yield of our common stock.
Essentially all stock options and restricted stock unit grants are service-based awards. For those awards that have graded vesting, compensation expense is calculated using the graded-vesting attribution method or the accelerated method. This method entails recognizing compensation expense on a straight-line basis over the requisite service period for each separately vesting portion, as if the grant consisted of multiple awards, each with the same service inception date but different requisite service periods. For performance-based stock options, compensation expense is recognized over the performance period, net of estimated forfeitures, assuming that the performance criteria are probable of achievement.
No compensation cost is ultimately recognized for awards for which employees do not render the requisite service and are forfeited. As a result, judgment is required in estimating the amount of share-based awards that are expected to be forfeited. Although we estimate forfeitures based on historical experience, actual forfeitures may differ. If actual results differ significantly from these estimates, share-based compensation expense and our results of operations could be materially impacted when we record an adjustment for the difference in the period that the awards vest or are forfeited.
Concentrations of Revenue and Credit Risk
Our product revenue is concentrated in security products and related services, including software as a service (“SaaS”). The software and SaaS industries are highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect operating results.
A portion of our revenue and operating results are derived from international sales and from independent agents and distributors. Fluctuations of the U.S. dollar against foreign currencies, changes in local regulatory or economic conditions, piracy, or nonperformance by independent agents or distributors could adversely affect operating results.
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, investments in money market funds, and trade accounts receivable. Cash and cash equivalents are held in accounts with high-credit-quality financial institutions. Such accounts may, at times, exceed federally insured amounts. We are exposed to credit risks in the event of default by the issuers to the extent of the amount of money market funds we hold.
The credit risk in our trade accounts receivable is mitigated by our credit evaluation process, reasonably short collection terms, and the geographical dispersion of sales transactions. We maintain reserves for potential credit losses, and such losses have been within management’s expectations.

Our trade accounts receivable and revenue were concentrated in one customer, a distributor, which accounted for 28% of revenue during the three months ended December 31, 2018 and 2017, and 28% and 29% of revenue during the six months ended December 31, 2018 and 2017, respectively.
This same customer accounted for 66% and 64% of our accounts receivable as of December 31, 2018 and June 30, 2018, respectively.
Accumulated Other Comprehensive Income
The components of “Accumulated other comprehensive income” consist of foreign currency translation adjustments. “Other comprehensive income (loss)” and the components of “Accumulated other comprehensive income” are presented in the accompanying Consolidated Balance Sheets, and Consolidated Statements of Operations and Comprehensive Income.
Recently Adopted Accounting Pronouncements
In March 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends Accounting Standards Codification ("ASC") Topic 718, Compensation - Stock Compensation. ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new standard, all excess tax benefits and tax deficiencies are recorded as a component of the provision for income taxes in the reporting period in which they occur. Additionally, ASU 2016-09 requires that the Company present excess tax benefits and tax deficiencies on the Statement of Cash Flows as an operating activity. Finally, the Company elected to continue to estimate forfeitures based on historical data and reduce stock compensation expense by the estimated forfeiture amount over the vesting period of the awards as opposed to recognizing forfeitures (and reversing stock compensation expense) as they occur. ASU 2016-09 was effective for us on July 1, 2018. The Company adopted ASU 2016-09 in the first quarter of 2019 and elected to apply this adoption prospectively. Prior periods have not been adjusted.
New Pronouncements Issued But Not Yet Adopted
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, Revenue from Contracts with Customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP. The guidance provides a five-step analysis to be performed on transactions to determine when and how revenue is recognized. In March 2016, the FASB issued additional guidance concerning “Principal versus Agent” considerations (reporting revenue gross versus net); in April 2016, the FASB issued additional guidance on identifying performance obligations and licensing; and in May 2016, the FASB issued additional guidance on collectability, noncash consideration, presentation of sales tax, contract modifications, and completed contracts at transition. These updates are intended to provide interpretive clarifications on the new guidance for disclosure about revenue. In August 2015, the FASB approved a one-year deferral of the effective date as well as providing an option to early adopt the standard on the original effective date. The standard permits the use of either the retrospective or cumulative effect transition method. This standard will be effective for us on July 1, 2019. We are in the process of analyzing the impact of this adoption and as a result have not yet selected a transition method. While we continue to assess the potential impact of this standard on our Consolidated Financial Statements and disclosures, we have begun identifying necessary changes to our systems, processes, and internal controls. We continue to refine our implementation timeline, which is expected to last the duration of fiscal 2019.
In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires all lessees to recognize assets and liabilities that arise from leases on their balance sheets for leases that are longer than 12 months. This standard is effective for us on July 1, 2020, with early adoption permitted. In January 2018, the FASB issued ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842, which establishes an optional transition practical expedient when applying the guidance in ASU 2016-02 and has the same effective date as the original standard. We are evaluating the effect that the standard will have on our Consolidated Financial Statements and related disclosures.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU clarify and provide specific guidance on eight cash flow classification issues that are not currently addressed by current GAAP and thereby reduce the current diversity in practice. ASU 2016-15 is effective for us on July 1, 2019, with early application permitted. We do not expect any material impact from adoption of this guidance on our Consolidated Financial Statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows - Restricted Cash. ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Entities will also be required to reconcile such total to amounts on the balance sheet and disclose the nature of the restrictions. ASU 2016-18 is effective for us on July 1, 2019. We are evaluating the effect that the standard will have on our Consolidated Financial Statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business. This standard clarifies the definition of a business in order to allow for the evaluation of whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard is effective for us on July 1, 2019. We do not expect any material impact from adoption of this guidance on our Consolidated Financial Statements.
In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation: Scope of Modification Accounting, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. ASU 2017-09 is effective for us on July 1, 2019, and early adoption is permitted. ASU 2017-09 is to be applied on a prospective basis to an award modified on or after the adoption date. We do not intend to early adopt ASU 2017-09 and do not expect the adoption of ASU 2017-09 to have a material impact on our Consolidated Financial Statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. ASU 2018-15 is effective for us on July 1, 2022, and early adoption is permitted. We do not intend to early adopt ASU 2018-15 and do not expect the adoption of ASU 2018-15 to have a material impact on our Consolidated Financial Statements.
There is no other recently issued authoritative guidance that is expected to have a material impact to our Consolidated Financial Statements.
2. Acquisitions
QuickPhish, Inc.
On July 5, 2017, Webroot Inc. acquired substantially all of the assets of QuickPhish, Inc. (“Securecast”), for $500 cash at closing plus contingent consideration in the form of certain development and performance milestones up to a maximum of $3,200. The acquisition will enhance our SaaS platform and enable Webroot to deliver security awareness training and phishing simulation programs to our customers.
The total purchase price consisted of the following:

Amount
Cash paid to Securecast at closing	$500
Fair value of contingent consideration	755
Total	$1,255
As of December 31, 2018, the allocation of the purchase price was as follows:

Amount
Intangible assets	$1,170
Goodwill	85
Total	$1,255
The payment of contingent consideration is based on the achievement of development and performance milestones. The development milestones consisted of two contingent payments of $100. During fiscal 2018, the development milestones were completed and we paid $200. The payment of consideration has been included in the investing activities section of the Consolidated Statement of Cash Flows. The fair value of the performance based contingent consideration was adjusted from $555 to $95 during fiscal 2018 and has been recorded in "General and administrative" in the accompanying Consolidated Statements of Operations and Comprehensive Income. The fair value of the contingent consideration was adjusted from $95 to $115 in the six months ended December 31, 2018. The payment of the remaining $115 of contingent consideration is based upon revised projected annual recurring revenues over the measurement period, which ends on June 30, 2019.
3. Goodwill
The changes in carrying amount for the six months ended December 31, 2018 were as follows:

Total
Balance, June 30, 2018	38,094
Foreign currency translation	(1,081)
Balance, December 31, 2018	$37,013

4. Intangible Assets
The Company had intangible assets as follows:

	Gross Carrying Amount	Accumulated Amortization	Net
December 31, 2018
Acquired Developed Technology	$12,627	(9,589)	$3,038
June 30, 2018
Acquired developed technology	$12,795	(9,224)	$3,571
Amortization expense totaled $266 and $269 for the three months ended December 31, 2018 and 2017 and $532 and $530 for the six months ended December 31, 2018 and 2017, respectively.
Aggregate expected amortization expense for future periods is as follows as of December 31, 2018:

Fiscal Year Ending June 30,
Remainder for fiscal 2019	$533
2020	1,066
2021	1,066
2022	373
Total	$3,038
5. Equipment and Leasehold Improvements
Balances of major classes of property, equipment, leasehold improvements, and accumulated depreciation and amortization were as follows:

	December 31, 2018	June 30, 2018
Computer hardware	$13,679	$12,457
Computer software	11,419	11,119
Office furniture and equipment	5,324	5,298
Leasehold improvements	8,519	8,293
	38,941	37,167
Less accumulated depreciation and amortization	(32,061)	(30,051)
	$6,880	$7,116

Depreciation expense totaled $1,052 and $1,265 for the three months ended December 31, 2018 and 2017 and $2,086 and $2,434 for the six months ended December 31, 2018 and 2017, respectively.
6. Long-Term Debt
Revolving Line of Credit
On March 17, 2017, we entered into an amendment and restatement of our Revolving Line of Credit with Wells Fargo Bank with availability to $10,000 (“Revolving Line of Credit”) that expires in March 2019. Interest is payable monthly at the London Interbank Offered Rate (“LIBOR”) plus 2.5% per annum. An unused commitment fee is calculated and payable quarterly at 0.30% per annum on the unused Revolving Line of Credit facility. The Revolving Line of Credit is secured by substantially all of our assets, including intellectual property. In addition, the Revolving Line of Credit contains certain quarterly and annual debt covenants, including a minimum of at least $25,000 in unencumbered liquid assets, certain minimum GAAP revenue amounts, limitations on annual purchases of fixed assets and operating lease expenses, and the payment of dividends. No amounts were outstanding on the Revolving Line of Credit as of December 31, 2018 or June 30, 2018. We were in compliance with all debt covenants as of December 31, 2018 and June 30, 2018.
7. Commitments and Contingencies
Leases

We lease certain facilities and equipment under noncancelable operating leases that expire at various dates through 2029. Net rent expense charges to operations totaled $1,344 and $1,288 during the three months ended December 31, 2018 and 2017 and $2,658 and $2,528 during the six months ended December 31, 2018 and 2017, respectively.
Noncancelable operating lease commitments as of December 31, 2018 were as follows:

Fiscal Year Ending June 30:	Gross Commitments
Remainder for fiscal 2019	$2,739
2020	5,569
2021	5,511
2022	5,515
2023	3,989
Thereafter	22,752
Total	$46,075
On April 20, 2018 we amended our office lease agreement for our headquarters location in Broomfield, Colorado expanding the current premise and extending the term through December 31, 2029. The amendment contained a $5,172 tenant improvement and construction incentive, to be used by June 30, 2021, that will be amortized over the life of the lease. As of June 30, 2018, no cash was received related to the incentive nor were any disbursements made for tenant improvements. We expect to receive $1,300 during the next twelve months and to collect remainder prior to the incentive expiration date.
Legal Proceedings
From time to time, we are involved in various legal proceedings, claims, and litigation arising in the ordinary course of business. We record a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on currently available information, management does not believe that the ultimate outcome of any unresolved matters is probable or reasonably estimable, individually and in the aggregate, to have a material adverse effect on our financial position, results of operations, or cash flows. However, litigation is subject to inherent uncertainties and our view of these matters may change in the future.
8. Related Party Transactions
Sales and Purchases
Three of our directors hold positions on boards of directors of other companies or have investments with companies in which we transact business. Webroot does not control any of these companies, and accordingly, we do not consolidate the activities of these companies with our financial results. We purchased goods and services from these companies totaling $0 and $115 during the three months ended December 31, 2018 and 2017 and $0 and $238 during the six months ended December 31, 2018 and 2017, respectively. As of December 31, 2018 and June 30, 2018, we had no accounts payable related to these companies. We sold $9 and $13 during the three months ended December 31, 2018 and 2017 of goods and services to these companies and $85 and $26 during the six months ended December 31, 2018 and 2017, respectively. As of December 31, 2018 and June 30, 2018, we had accounts receivable related to these companies of $17 and $7, respectively.
9. Stockholders' Equity and Share-Based Compensation
Share-Based Compensation
As of December 31, 2018, we had two share-based compensation plans that provide for the granting of share-based incentive awards to employees, directors, and consultants. The Amended and Restated 2002 Equity Incentive Plan (“2002 Plan”) and the 2011 Equity Incentive Plan (“2011 Plan”) (together, the “Plans”) provide for the granting of stock options, restricted stock unit awards (“RSUs”), and other stock awards. All awards issued under the Plans have a maximum term of ten years.
The following table summarizes share-based compensation expense recorded in our Consolidated Statements of Operations and Comprehensive Income:

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Cost of revenues	$56	$57	$123	$109
Research and development	335	408	657	747
Selling and marketing	221	345	496	609
General and administrative	836	854	2,106	1,944
Total	$1,448	$1,664	$3,382	$3,409
At December 31, 2018, total compensation cost related to unvested awards not yet recognized was $2,559, net of estimated forfeitures, and will be recognized over the remaining weighted-average service period of 1.4 years. To the extent that the actual forfeiture rate is different from what management has anticipated, stock-based compensation expense related to these awards will be different from management's expectation.
In August 2018, the Company repurchased 402,433 shares of Webroot common stock from various sellers for a purchase price of $1,650.
In October and November 2018, the Company repurchased 900,894 shares of Webroot common stock from various sellers for a purchase price of $4,533.
10. Income Taxes

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Income before income taxes	$12,678	$8,882	$23,529	$16,805
Benefit (provision) for income taxes	3,504	(6,601)	1,701	(8,591)
Effective tax rate	(27.6)%	74.3%	(7.2)%	51.1%

The Company's effective tax rate in the three and six months ended December 31, 2018 was lower than the effective tax rate in the three and six months ended December 31, 2017 due to the release of the valuation allowance which previously offset the net deferred tax asset balance of our Irish subsidiary.

After performing our quarterly review of the positive and negative evidence related to the valuation allowance, we have concluded that sufficient evidence exists in support of the realizability of our deferred tax assets for our Irish subsidiary. Therefore, the valuation allowance of approximately $6,400 was released. This has been recorded as a discrete item in the second quarter of fiscal 2019.
11. Subsequent Events
On February 7, 2019, Webroot Inc. entered into an Agreement and Plan of Merger (the "Merger Agreement"), with Carbonite Inc. ("Carbonite") whereby Carbonite will purchase all issued and outstanding shares of Series A Preferred Stock and common stock. Consideration will consist of $618,500 to be adjusted as provided in the Merger Agreement with respect to cash, debt, transaction expenses and working capital ("Merger Consideration"). Each outstanding and unexercised stock option of Webroot will be terminated and canceled upon the consummation of the Merger in exchange for a cash payment for the portion of each such outstanding and unexercised stock option that is vested as of the time immediately prior to the consummation of the Merger based on the Merger Consideration (net of option exercise price and applicable taxes). The transaction is expected to be consummated in the third quarter of fiscal 2019 subject to certain closing condition.